Exhibit 23.2

            Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Acme United Corporation Employee Stock Option Plan, of our report dated March 6, 2008, with respect to the consolidated financial statements and schedule of Acme United Corporation and subsidiaries as of and for each of the two years in the period ended December 31, 2007 included in its Annual Report (Form 10-K) for the year ended December 31, 2008 filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
Hartford, Connecticut
August 14, 2009